Exhibit 99.1

HealthExtras Reports First Quarter 2008 Results

2008 First Quarter Revenues Up 45% Over Prior Year to $589 Million

First Quarter Net Income Reaches $0.27 Per Diluted Share

New Mid-Year Sales Top 300,000 Lives

ROCKVILLE, MD, May 6, 2008 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the first quarter ended March 31, 2008.

First Quarter Highlights

•	Net income for the first quarter 2008 was $11.6 million or $0.27 per diluted share, a 20% increase over comparable first quarter 2007 earnings of $9.7 million or $0.23 per share.
•	Revenues for the first quarter 2008 totaled $588.6 million, a 45% increase over first quarter 2007 revenues of $406.4 million.
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The number of prescriptions processed during the first quarter of 2008 increased to 12.8 million from 9.7 million in the first quarter 2007 and operating profit per prescription was up sequentially to $1.31.

•

During the first quarter of 2008, the Company generated $34.8 million in cash from operations and incurred non-cash charges for depreciation, amortization and equity-based compensation of $3.3 million.

“We are pleased with the Company’s performance,” stated David T. Blair, Chief Executive Officer of HealthExtras. “The Company continues to produce significant revenue and earnings growth driven by strong client retention and new business additions.” During the quarter, the Company sold new business representing 300,000 lives with mid-2008 effective dates. “The substantial sales results reflect ongoing market recognition of our client service strategy and we are encouraged by sales momentum across all of our market segments,” added Blair.

During the first quarter of 2008, the company completed the implementations of Medical Card Systems Commercial and Medicare Part D businesses. These, and other new contracts which were implemented in the second half of 2007, represent the addition of approximately 6 million claims on an annualized basis. Revenue increased sequentially in the first quarter 2008 over a historically strong fourth quarter. “While successfully implementing new business was our primary focus this quarter, we are pleased to report significant new sales and expanding operating margins. Clearly, the Company is well positioned for a successful 2008 and beyond,” added Blair.

About HealthExtras (www.healthextras.com):

HealthExtras, Inc. is a full-service pharmacy benefit management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations, unions and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 60,000 participating pharmacies.

Contacts:

HealthExtras, Inc.:

Michael P. Donovan, 301-548-2900

mdonovan@HealthExtras.com

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. Factors that we have identified that might materially affect our results are discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 under “Item 1.A Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business.

SOURCE: HealthExtras, Inc.

HEALTHEXTRAS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2008	2007
Revenue (excludes member co-payments of $190,612 and $156,069 for the three months ended March 31, 2008 and 2007, respectively)	$588,644	$406,372

Direct expenses	557,451	378,814
Selling, general and administrative expenses	14,429	12,812

Total operating expenses	571,880	391,626

Operating income	16,764	14,746
Interest income	1,897	1,331
Interest expense	(36)	(36)
Other income	1	1

Income before minority interest and income taxes	18,626	16,042
Minority interest	—	31

Income before income taxes	18,626	16,011
Income tax expense	7,022	6,302

Net income	$11,604	$9,709

Net income per share, basic	$0.27	$0.24
Net income per share, diluted	$0.27	$0.23
Weighted average shares of common stock outstanding, basic	42,219	40,952
Weighted average shares of common stock outstanding, diluted	43,384	42,765

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